Exhibit 5.1

Ref. 35817.0001

By Email and by Hand

Hygo Energy Transition Ltd. S.E. Pearman Building, 2nd floor, 9 Par-la-Ville Road Hamilton HM 11 Bermuda

Dear Sirs,

Hygo Energy Transition Ltd. (the “Company”)

1.	Subject of Opinion

We are lawyers duly qualified to practise in Bermuda.  This opinion as to the laws of Bermuda is addressed to you in connection with the preparation of a registration statement on Form F-l, as thereafter amended or supplemented, (File No. 333-         ) (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) filed with the Securities and Exchange Commission (the “Commission”) on                 under the Securities Act of 1933, as amended (the “Securities Act”), with regard to the registration of up to              common shares in the share capital of the Company, having a par value of US$        each (the “Shares”), including the underwriters’ overallotment option. The Shares are to be offered in the Company’s initial public offering (the “Offering”) pursuant to an underwriting agreement to be entered into between Morgan Stanley & Co. LLC, acting severally on behalf of itself and the several underwriters named therein, and the Company (the “Underwriting Agreement”).

2.	Documents Examined

For the purposes of this opinion we have examined and relied upon the following (collectively, the “Documents”):

2.1.	a copy of the Registration Statement;

2.2.	a copy of the latest draft of the Underwriting Agreement;

2.3.	a copy of the following documents of the Company, as certified by the Secretary thereof on :

(a)	Certificate of Incorporation;

(b)	Certificate of Incorporation on Change of Name;

(c)	Memorandum of Association;

(d)	Bye-laws;

(e)	Certificate of Deposit of Memorandum of Increase of Share Capital;

(f)	Resolutions passed by the Board of Directors of the Company on (the “Resolutions”);

(g)	Tax Assurance; and

(h)	Register of Directors and Officers;

2.4.	a Certificate of Compliance issued by the Bermuda Registrar of Companies in respect of the Company dated ; and

2.5.	such other documents as we have deemed necessary in order to render this opinion.

A reference to a document does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto. Except as stated in this paragraph 2, we have not examined any contract, instrument or other document entered into by, or affecting, the Company or any corporate records of the Company and have not made any other enquiries concerning the Company.

3.	Opinion Limited to Bermuda Law

We have made no investigation of the laws of any jurisdiction other than Bermuda and this opinion is given only with respect to Bermuda law as applied by the courts of Bermuda at the date thereof and is governed by, and should be construed in accordance with, those laws. This opinion is limited to the matters stated herein and does not extend to, and is not intended to be extended by implication to, any other matters. This opinion is issued solely for the purposes of the filing of the Registration Statement by the Company and the issuance of the Shares pursuant to the Offering and may not be relied upon in respect of any other matter.

5.	Assumptions

In giving this opinion we have assumed:

5.1.
the authenticity, accuracy and completeness of all Documents (including, without limitation, public records) submitted to us as originals and the conformity to authentic original documents of all Documents submitted to us as certified, conformed, notarised or photo static copies;

5.2.	the genuineness of all seals, signatures and markings on the Documents;

5.3.	the authority, capacity and power of each of the persons signing the Documents (other than the Company);

5.4.	that any representation, warranty or statement of fact or law, other than the laws of Bermuda, made in any of the Documents, is true, accurate and complete;

5.5.	that each of the Documents which was received by electronic means is complete, intact and in conformity with the transmission as sent;

5.6.	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would have any implication in relation to the opinions expressed herein;

5.7.
that the Resolutions certified as being true and accurate and provided to us in connection with the giving of this opinion were duly adopted by the duly elected or appointed directors of the Company or any duly constituted committee thereof; that any provisions contained in the Companies Act 1981 of Bermuda, as amended (the “Companies Act”), or the bye-laws of the Company relating to the declaration of directors’ interests and the convening of, the quorum required for, and voting at the meetings of the directors and the adopting of written resolutions of the directors were duly observed; and that such Resolutions have not been amended or rescinded, either in whole or in part, and are in full force and effect;

5.8.	that at the time the Shares are issued, the common shares of the Company will be listed on an "appointed stock exchange" as defined in the Companies Act;

5.9.	that upon issue of any Shares the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

5.11.
that, when executed and delivered, the Underwriting Agreement will be in a form which does not differ in any material respects from the draft thereof which we have examined for the purposes of this opinion; and

5.12.
that all Shares have been issued in compliance with all matters of, and the validity and enforceability thereof under, applicable U.S. federal and state securities laws and other laws (other than the laws of Bermuda, in respect of which we are opining).

6.	Opinion

Based upon and subject to the foregoing, and further subject to the reservations mentioned below and to any matters not disclosed to us, we are of the opinion that, as at today’s date, the Shares have been duly authorised and, when issued, sold and paid for as contemplated in the Underwriting Agreement and the prospectus included in the Registration Statement, will be duly and validly issued, fully paid and non-assessable.

7.	Reservations

We have the following reservation:

7.1.
any reference in this opinion to shares being “non-assessable” means, in relation to fully-paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of shares, that: no shareholder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-Laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

8.	Disclosure

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus attached to the Registration Statement, without admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Commission thereunder, with respect to any part of the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under section 7 of the Act.

This opinion speaks as of its date and is strictly limited to the matters stated in it and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

Yours faithfully,

MJM  LIMITED